                                                                     Exhibit 4.3

                                AMENDMENT TO THE
                  INFORMATION AND REGISTRATION RIGHTS AGREEMENT

               This Amendment to the Information and Registration Rights Agreement (the "Amendment") is made as of October 11, 1990, by and among Biosource Genetics Corporation, a California corporation (the "Company") and the persons listed on the attached Schedule A, including amendments thereto, who become signatories to this Amendment (collectively, the "Investors").

                                 R E C I T A L S

               A. The Company and the Investors have entered into the Information and Registration Rights Agreement dated as of March 29, 1990 (the "Agreement") providing for the rights of the Investors with respect to registration of the shares of Common Stock issuable upon conversion or exercise of the Company's convertible securities.

               B. The Company and the Investors desire to amend the Agreement to grant to certain persons acquiring up to 142,858 shares of Series C Preferred Stock of the Company on or after September 1, 1990, for a total aggregate consideration of $7.00 per share, or approximately $1 million, certain preferential registration rights in connection with a piggyback registration pursuant to Section 4 of the Agreement.

               THE PARTIES AGREE AS FOLLOWS:

               1. Definitions. The Capitalized terms used in this Amendment without definition shall have the same meanings as set forth in the Agreement.

               2. Grant of Preferential Piggyback Registration Rights. Notwithstanding anything contained in the Agreement to the contrary, including, without limitation, to provisions of Sections 4.2 and 9 of the Agreement, in the event that the Underwriter's Representative advises that the number of shares of Registrable Securities which may be included in a piggyback Registration must be limited because of market factors, the Holders of the Registrable Securities issued upon conversion of up to 142,858 shares of Series C Preferred Stock of the Company acquired on or after September 1, 1990, at a price of $7.00 per share or for a total aggregate consideration of approximately $1 million (the "Preferential C Shares"), shall be entitled to include any or all of such Preferential C Shares in such piggyback Registration before any other Holder of any other Registrable Securities shall be entitled to include any Registrable Securities in such piggyback Registration. In the event that the Underwriter's Representative limits the number of shares to be included in a piggyback Registration to a number which is less than the number of Preferential C Shares, the number of Preferential C Shares which may be included by any Holder thereof in any such piggyback Registration shall be allocated among the Holders of Preferential C Shares, in proportion, as nearly as practicable, to the respective nether of Preferential C Shares held by the Holders thereof at the time of the filing of the Registration Statement. The provisions of this Section 3 shall not be construed so as to require the inclusion of any Registrable Securities (including any Preferential C Shares) in a piggyback Registration if such Registrable Securities (including any Preferential C Shares) would otherwise be entirely excluded in accordance with the provisions of Section
4.2.2 of the Agreement.

               3. Registration Rights Granted to Other Securities. From and after the date of this Amendment, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company providing for the granting to such holder of any information or registration rights, except that additional holders may be added as parties to the Agreement subject to this Amendment with regard to any and all Registrable Securities of the Company held by them. The additional parties and the additional Registrable Securities shall be identified in an amendment to Schedule A to the Agreement and to this Amendment.

               4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the state of California by California residents.

               5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               6. Headings. The headings of the Sections of this Amendment are for convenience and shall not by themselves determine the interpretation of this Amendment.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

THE COMPANY:*                              Biosource Genetics Corporation



                                           By: /s/ Robert L. Erwin
                                              ----------------------------------
                                              Robert L. Erwin, President


THE INVESTORS:*




* Original signature pages and Schedule A are on file at the offices of the Company.


                                       3